Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

BETWEEN

QCR HOLDINGS, INC.

AND

GUARANTY BANKSHARES, LTD.

June 8, 2017

i

Exhibits

A	Form of Voting and Support Agreement
B	Form of Bill of Sale and Receipt
C	Form of Tenant Estoppel Certificate

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (together with all exhibits and schedules, this “Agreement”) is entered into as of June 8, 2017, by and between QCR Holdings, Inc., a Delaware corporation (“Acquiror”), and Guaranty Bankshares, Ltd., an Iowa corporation (the “Company”).

RECITALS

A. The Company is the sole owner of: (i) 50 shares of common stock, $10,000 par value per share, of Guaranty Bank and Trust Company, an Iowa state chartered bank headquartered in Cedar Rapids, Iowa (the “Bank”), which represent all of the issued and outstanding capital stock of the Bank; and (ii) 1,100,000 shares of common stock, $1.00 par value per share, of Guaranty Realty, Inc., an Iowa corporation (the “Realty Subsidiary”), which represent all of the issued and outstanding capital stock of the Realty Subsidiary (collectively with the Bank common stock, the “Subsidiary Stock”).

B. Acquiror desires to purchase from the Company, and the Company desires to sell to Acquiror, on the terms and conditions set forth in this Agreement, the Subsidiary Stock and certain of the Company’s assets (the “Stock and Asset Purchase”).

C. In connection with the Stock and Asset Purchase, the Company desires to transfer to Acquiror, and Acquiror wishes to assume all of the issued and outstanding common securities (collectively, the “Common Securities”) of Guaranty Bankshares Statutory Trust I (the “Trust”), and shall assume, on the terms and conditions set forth in this Agreement: (i) all liabilities related to the trust preferred securities (the “Trust Preferred Securities”) issued by the Trust; and (ii) the obligations of the Company pursuant to the junior subordinated debentures issued by the Company to the Trust (the “Trust Debentures”). Such transfer and assumption described in clauses (i) and (ii) of this recital are hereinafter referred to as the “TruPS Assumption.”

D. As an inducement to Acquiror to enter into this Agreement, the directors and executive officers of the Company in office as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A.

E. As further inducement to Acquiror to enter into this Agreement, certain of the Company’s stockholders have, concurrently with the execution of this Agreement, entered into an agreement containing restrictions on the disposition of shares of Acquiror Common Stock ultimately obtained in connection with this Agreement.

F. The parties desire to make certain representations, warranties and agreements in connection with the Stock and Asset Purchase, the TruPS Assumption and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Stock and Asset Purchase, the TruPS Assumption and other transactions.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND ASSUMPTION

Section 1.1 The Stock and Asset Purchase. On the terms and subject to the conditions hereinafter set forth, the Company agrees to sell, convey, assign, transfer and deliver to Acquiror, free and clear of all liens and encumbrances, and Acquiror agrees to purchase from the Company, for the price hereinafter set forth, all of the Company’s right, title and interest in the following:

(a) the Subsidiary Stock; and

(b) certain of the Company’s Assets listed on Section 1.1(b) of the Company Disclosure Schedules (the “Acquired Assets”).

Section 1.2 TruPS Assumption. As of the Effective Time and upon the terms and conditions set forth in this Agreement: (a) the Company will sell, assign, transfer, convey and deliver to Acquiror, and Acquiror will acquire from the Company, all of the rights, title and interests of the Company in the Trust, including the Common Securities, free and clear of any security interest, lien, encumbrance or other charge and all records associated therewith, but subject to the terms and conditions of the agreements related to the Trust Preferred Securities and Trust Debentures; (b) Acquiror will assume and discharge, at Acquiror’s sole cost and expense, all of the Company’s covenants, agreements and obligations under and relating to the Trust Preferred Securities and the Trust Debentures; and (c) Acquiror will cause the Trust, at Acquiror’s sole cost and expense, to discharge its obligations with respect to the Trust Preferred Securities and Trust Debentures arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Trust Preferred Securities, the Trust Debentures and the TruPS Assumption.

Section 1.3 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Stock and Asset Purchase (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Stock and Asset Purchase on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Stock and Asset Purchase shall be deemed to be effective at 11:59 p.m. on the Closing Date or at such other time as agreed to by the parties (the “Effective Time”).

Section 1.4 The Company’s Deliveries at Closing. At the Closing, the Company shall deliver, or cause to be delivered, the following items to Acquiror:

(a) the certificates representing the issued and outstanding shares of Subsidiary Stock, duly endorsed or accompanied by duly executed stock powers, all in such form as to permit title to the Subsidiary Stock to be transferred free and clear of any lien or encumbrance to Acquiror on the books and records of the Bank and the Realty Subsidiary;

(b) a Bill of Sale for the Acquired Assets in substantially the form attached hereto as Exhibit B, signed by a duly authorized officer of the Company;

(c) a Tenant Estoppel Certificate for each Tenant Lease in substantially the form attached hereto as Exhibit C, signed by the Tenant for each Tenant Lease;

(d) the title insurance policies or irrevocable commitment to issue such policies, as referred to in Section 5.7(b);

(e) written resignations, effective the Closing Date, executed by each officer and director of the Bank and the Realty Subsidiary, as may be requested by Acquiror;

(f) a properly completed and executed IRS Form W-9 from the Company;

(g) a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2;

(h) an assignment and assumption agreement or supplemental indenture, in a form satisfactory to the trustee and Acquiror, to effectuate the TruPS Assumption, assigning all of the Company’s covenants, agreements and obligations under the Trust Debentures to Acquiror (the “Supplemental Indenture”), signed by a duly authorized officer of the Company, and any and all other documentation and consents required by the trustee to effect the TruPS Assumption;

(i) copies of resolutions of the stockholders of the Company and the Company Board authorizing and approving this Agreement and transactions contemplated herein, certified as of the Closing Date by the Secretary or any Assistant Secretary of the Company; and

(j) such other documents as Acquiror or its counsel shall reasonably request.

Section 1.5 Acquiror’s Deliveries at Closing. At the Closing, Acquiror shall deliver, or cause to be delivered, the following items to the Company:

(a) by wire transfer of immediately available funds, an amount equal to the Cash Consideration;

(b) certificates or book-entry shares representing shares of Acquiror Common Stock comprising the Stock Consideration;

(c) a Receipt for the Acquired Assets in substantially the form attached hereto as Exhibit B, signed by a duly authorized officer of Acquiror;

(d) a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2;

(e) the Supplemental Indenture signed by a duly authorized officer of Acquiror, and any and all other documentation required by the trustee to effect the TruPS Assumption;

(f) copies of resolutions of the Acquiror Board authorizing and approving this Agreement and transactions contemplated herein, certified as of the Closing Date by the Secretary or any Assistant Secretary of the Company; and

(g) such other documents as Company or its counsel shall reasonably request.

Section 1.6 Bank Merger. The parties wish to effect the Bank Merger immediately following the Stock and Asset Purchase. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type.

Section 1.7 Alternative Structure. Before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Stock and Asset Purchase to the Company; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to the Company as consideration in the Stock and Asset Purchase, (ii) materially impede or delay consummation of the Stock and Asset Purchase, or (iii) require submission to or approval of the Company’s stockholders after the Stock and Asset Purchase has been approved by the Company’s stockholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

Section 1.8 Tax Treatment. The parties acknowledge and agree that because the Company is an “S corporation” (within the meaning of Section 1361(a) of the Code) and each of the Company’s Subsidiaries is a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code) (a “QSub”), the sale and exchange of 100% of the stock of the Bank and the Realty Subsidiary pursuant to this Agreement will be treated as a taxable purchase and sale of the assets of the Bank and the Realty Subsidiary for federal and applicable state income tax purposes. The parties further acknowledge and agree that because each of the Bank and the Realty Subsidiary, as a QSub, is a “disregarded entity” for federal and applicable state income tax purposes, the deemed sale and exchange of the assets of the Bank and the Realty Subsidiary, pursuant to Example 9 under Treasury Regulation Section 1.1361-5(b)(3), will necessitate the allocation of the Purchase Price (including any applicable indebtedness treated as assumed or taken subject to the assets of the Bank and the Realty Subsidiary) among the assets of the Bank and the Realty Subsidiary in accordance with Section 7.5.

ARTICLE 2

PURCHASE PRICE

Section 2.1 Purchase Price.

(a) On the terms and subject to the conditions hereinafter set forth, at the Closing, the Company agrees to sell the Subsidiary Stock and Acquired Assets, and Acquiror agrees to purchase the Subsidiary Stock and the Acquired Assets, in exchange for the TruPS Assumption and the payment by Acquiror to the Company of a total purchase price, subject to adjustment as provided in this Agreement, equal to: (i) 1.53 multiplied by the Adjusted Tangible Equity, up to an amount equal to $24,286,985 (“Core Capital”); plus (ii) the Adjusted Tangible Equity in excess of Core Capital, each as reflected in the Closing Balance Sheet prepared in accordance with Section 7.10 (the “Purchase Price”). The Purchase Price is intended to be paid approximately twenty-one percent (21%) in cash and seventy-nine percent (79%) in shares of Acquiror Common Stock, as follows:

(i) The cash portion of the Purchase Price shall mean an amount of cash equal to the Purchase Price multiplied by .21 (the “Cash Consideration”); and

(ii) The stock portion of the Purchase Price shall mean the number of shares of Acquiror Common Stock equal to the Aggregate Share Amount (as defined below) multiplied by .79 (the “Stock Consideration”).

(b) The “Aggregate Share Amount” shall be determined as follows:

(i) If the Acquiror Common Stock Price is at least $38.34 and no more than $51.87, the Aggregate Share Amount shall be the number of shares of Acquiror Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (A) the Purchase Price by (B) the Acquiror Common Stock Price;

(ii) If the Acquiror Common Stock Price is less than $38.34, the Aggregate Share Amount shall be the number of shares of Acquiror Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (A) the Purchase Price by (B) $38.34; and

(iii) If the Acquiror Common Stock Price is greater than $51.87, the Aggregate Share Amount shall be the number of shares of Acquiror Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (A) the Purchase Price by (B) $51.87.

(c) If, between the date of this Agreement and the Effective Time, shares of Acquiror Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to the Company at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted so that the number of such shares of Acquiror Common Stock (or such class of shares into which shares of Acquiror Common Stock have been changed) that will be issued as Stock Consideration will equal in number of such shares that the Company would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefore had been immediately following the Effective Time.

(d) Notwithstanding anything in this Agreement to the contrary, if an adjustment to the Purchase Price pursuant to this Agreement decreases the Cash Consideration to less than twenty-one percent (21%) of the aggregate Purchase Price, then Acquiror shall have the right to adjust the allocation of the Purchase Price between the Cash Consideration and the Stock Consideration to ensure that the Cash Consideration is no less than twenty-one percent (21%) of the aggregate Purchase Price.

(e) At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to American Stock Transfer & Trust Company, LLC, a sufficient number of shares of Acquiror Common Stock for payment of the Stock Consideration pursuant to this Section 2.1.

Section 2.2 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Stock Consideration in connection with the Stock and Asset Purchase. If the Company is otherwise entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.

Section 2.3 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Stock and Asset Purchase or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the IBCA (collectively, the “Dissenters’ Shares”) shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the IBCA, except for all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting stockholders under the IBCA. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the IBCA and received by the Company relating to stockholders’ dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the IBCA consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the IBCA.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror as follows:

Section 3.1 Company Organization. The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has delivered or made available to Acquiror copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and those entities listed on Section 3.1 of the Company Disclosure Schedules.

Section 3.2 Company Subsidiary Organizations. The Bank is an Iowa state chartered bank duly organized, validly existing and in good standing under the laws of the state of Iowa. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company or such Subsidiary of the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 3.3 Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Stock and Asset Purchase, on substantially the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has directed the Stock and Asset Purchase, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract, except (in case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Iowa Division of Banking and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.5 Company Capitalization.

(a) The authorized capital stock of the Company currently consists exclusively of 2,000,000 shares of Company Common Stock, of which, as of March 31, 2017 (the “Company Capitalization Date”), 954,426.2915 were issued and 919,462.8253 shares were outstanding. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) No equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.

(c) None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6 Company Subsidiary Capitalization.

(a) The authorized capital stock of the Bank currently consists exclusively of 50 shares of common stock, all of which, as of the Company Capitalization date, were issued and outstanding. The authorized capital stock of the Realty Subsidiary currently consists exclusively of 1,500,000 shares of common stock, of which, as of the Company Capitalization date, 1,100,000 were issued and outstanding.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7 Financial Statements and Reports; Regulatory Filings.

(a) True and complete copies of the following financial statements (collectively, the “Company Financial Statements”) have been made available to Acquiror: (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014, 2015 and 2016, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of March 31, 2017 and the related statement of income for the three-month period then ended.

(b) The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. Taken together, the Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements.

(c) The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2015, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(d) There has not been any event or occurrence since January 1, 2015 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 3.8 Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

Section 3.9 Properties.

(a) Section 3.9 of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b) The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(c) Landlord Operations and Leased Premises.

(i) Section 3.9(c)(i) of the Company Disclosure Schedules (the “Lease List”) sets forth a complete list of all premises for which the Company Subsidiaries lease any real property to any third party tenant(s) (the “Leased Premises”). The Company has made available to Acquiror true and complete copies of each lease, occupancy agreement, rental agreement, services agreement or license, and any amendments or modifications thereto, with respect to any of the Leased Premises (collectively, the “Tenant Leases”), and has identified on the Lease List the name and business address of each tenant under the Tenant Leases (individually, a “Tenant” and collectively, the “Tenants”) as set forth in the Company Subsidiaries’ records. There is no person or entity in possession, or having right to possession, of the Leased Premises not listed on the Lease List. The rents under the Tenant Leases are being collected on a current basis, except as set forth in the Lease List, and no Tenant has paid rent more than one month in advance. No Tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date.

(ii) None of the Company or the Company Subsidiaries has received any written notice of any pending, nor has any knowledge of any proposed or threatened condemnation proceedings affecting the Leased Premises or has any knowledge of any proposed or threatened proceeding for any rezoning that would affect the Leased Premises.

(iii) (A) Each of the Tenant Leases is in full force and effect and enforceable against the Tenant in accordance with its terms, (B) there are no pending or, to the knowledge of the Company or the Company Subsidiaries, threatened actions, suits, claims or legal proceedings against the Company or the Company Subsidiaries with regard to the Leased Premises or any of the Tenant Leases, (C) no commissions to any broker or leasing agent or allowances to Tenants are due or will become due on account of any of the Tenant Leases, and (D) to the knowledge of the Company and the Company Subsidiaries, there are no breaches or defaults by any of the Tenants under their respective Tenant Leases (after giving effect to any applicable notice or cure periods) and there are no facts or circumstances which would give rise to such a breach or default.

(iv) All work required to be performed by the Company Subsidiaries under the Tenant Leases or any other contract or agreement affecting the Leased Premises has been completed, or will be completed prior to the Closing Date, in a workmanlike manner and in accordance with the Tenant Leases and all applicable law and regulations.

(v) To the knowledge of the Company and the Company Subsidiaries, there is not now pending nor has there been threatened or asserted any claim, action, suit or proceeding against the Company or the Company Subsidiaries with regard to the Leased Premises or any of the Tenant Leases.

Section 3.10 Loans; Loan Loss Reserve.

(a) Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b) All Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all respects with all Legal Requirements relating to such Company Loans, except where the failure to so comply would not have a Material Adverse Effect on the Company. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c) Section 3.10(c) of the Company Disclosure Schedules lists, as of March 31, 2017, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Company has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.

(d) The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off in whole or in part, on outstanding Company Loans.

(e) To the Knowledge of the Company and subject to general loss histories related to categories of performing loans: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 3.11 Taxes.

(a) The Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns that it was required to file, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the Company or any of its Subsidiaries and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. None of the Company or any of its Subsidiaries is a party to a Tax sharing, Tax allocation or similar agreement.

(c) The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries with respect to the last five (5) fiscal years.

(d) To the Knowledge of the Company, the Company and each of its Subsidiaries has not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2) or (ii) with respect to which the Company or any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder.

(e) During the period commencing January 1, 1999, and ending on the close of business on the Closing Date (the “S Period”), the Company has been an “S corporation” within the meaning of Section 1361(a) of the Code, and a valid election under Section 1362 of the Code (an “S election”) has been in effect with respect to the Company at all times for the S Period, without accounting for any later attempts or actions to cure on invalid S election during the S Period. A valid S election or similar election has been in effect with respect to the Company during the S Period in all relevant state and local jurisdictions in which the Company is subject to Tax and in which such election is required in order for the Company to be treated as an “S corporation” for applicable state or local Tax purposes. There have been no events, transactions or activities of the Company, the Company’s Subsidiaries or any of the Company’s stockholders which would cause, or would have caused, the status of the Company as S corporation to be subject to termination or revocation (whether purposefully or inadvertently). Each of the Company’s stockholders has been a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Company Common Stock during the S Period, and at no time during the S Period was any stockholder of the Company a non-resident alien.

(f) During the S Period, each of the Bank and the Realty Subsidiary was a QSub, and a valid election under Section 1361(b)(3)(B) of the Code (a “QSub election”) has been in effect with respect to the Bank and the Realty Subsidiary at all times for such period, without accounting for any later attempts or actions taken to cure an invalid QSub election during the S Period, and as of the Closing Date each of the Bank and the Realty Subsidiary will be a QSub. A valid QSub election or similar election has been in effect with respect to the Bank during such period, without accounting for any later attempts or actions taken to cure an invalid QSub election during the S Period, in all relevant state and local jurisdictions in which the Company is subject to Tax and in which such election is required in order for each of the Bank and the Realty Subsidiary to be treated as a QSub for applicable state or local Tax purposes.

(g) No claim has been made in writing by any Regulatory Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(h) The Company and each of its Subsidiaries have complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, Affiliate, customer, supplier or other Person. To the extent required, the Company and each of its Subsidiaries have properly and timely paid all such withheld Taxes to the Regulatory Authority or have properly set aside such withheld amounts in accounts for such purpose.

(i) Neither the Company nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date.

(j) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Company nor any of its Subsidiaries has for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Neither the Company nor any of its Subsidiaries has any potential liability for any Tax under Section 1374 of the Code and shall not be subject to Tax under Section 1374 of the Code in connection with the Contemplated Transactions. During the past ten (10) years, neither the Company nor any of its Subsidiaries has (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a QSub.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents including the following documents related to each Company Benefit Plan:

(i) all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii) all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the three (3) years preceding the date of this Agreement;

(iii) all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the three (3) years preceding the date of this Agreement; and

(iv) with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c) Neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d) Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e) Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

(g) No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h) No Company Benefit Plan or Company Benefit Plan fiduciary has engaged in any transaction involving Company Common Stock with respect to which a selling stockholder has made an election under Code Section 1042 and the Company has consented under Code Section 1042 to the application of Code Sections 4978 and 4979A.

(i) All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

(j) There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(k) No event has occurred, or to the Company’s Knowledge, circumstance exists that could result in a material increase in premium costs of Company Benefit Plans or a material increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company’s fiscal year ended December 31, 2016.

(l) To the Knowledge of the Company, no condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.

(m) Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.

(n) Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates.

Section 3.13 Compliance with Legal Requirements. The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2015, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2015, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14 Legal Proceedings; Orders.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Stock and Asset Purchase, would apply to Acquiror or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2015, none of the foregoing has been threatened by any Regulatory Authority.

Section 3.15 Absence of Certain Changes and Events. Except as listed in Section 3.15 of the Company Disclosure Schedules, since December 31, 2016, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2016, there has not been any:

(a) change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;

(b) amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;

(e) damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $25,000;

(f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Bank of more than $25,000 in the aggregate;

(h) Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;

(i) Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;

(j) incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

(l) cancellation or waiver by them of any claims or rights with a value in excess of $25,000;

(m) any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually exceeding $50,000 or in the aggregate exceeding $100,000;

(n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;

(q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r) discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $25,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u) hiring of any employee with an annual salary in excess of $50,000;

(v) agreement, whether oral or written, by it to do any of the foregoing; or

(w) event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16 Material Contracts. Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:

(a) each lease of real property to which the Company or any of its Subsidiaries is a party;

(b) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $25,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Des Moines advances;

(c) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $25,000 (other than Contracts for the sale of loans);

(d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $25,000;

(e) each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $15,000);

(g) each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(j) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $25,000;

(l) each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;

(m) the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(n) each Contract for capital expenditures in excess of $25,000;

(o) each Company Benefit Plan; and

(p) each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17 No Defaults. Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2015, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past five (5) years prior to the date of this Agreement that individually or in the aggregate exceed $25,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past five (5) years.

Section 3.19 Compliance with Environmental Laws. There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate, other than OREO, on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 3.20 Transactions with Affiliates. Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

Section 3.21 Brokerage Commissions. Except for fees payable to Sheshunoff & Co. Investment Banking, L.P. pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.22 Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.23 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.24 Intellectual Property. Each of the Company’s Subsidiaries has the unrestricted right and authority, and Acquiror and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company’s Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.25 Investments.

(a) Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of March 31, 2017, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

(b) Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c) None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

(d) All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.26 Fiduciary Accounts; Investment Management Activities. Each of the Company, the Bank and their Subsidiaries have properly administered in all respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. None of the Company, the Bank, nor any of their Subsidiaries or any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account. Except as set forth in Section 3.26 of the Company Disclosure Schedules, none of the Company, the Bank, nor any of their Subsidiaries or the Company’s, the Bank’s or any of their Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Regulatory Authority.

Section 3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as Previously Disclosed or as disclosed in any Acquiror SEC Report filed with or furnished to the SEC prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Acquiror hereby represents and warrants to Company as follows:

Section 4.1 Acquiror Organization. Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Certificate of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no subsidiary other than the subsidiaries listed on Exhibit 21 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Section 4.2 Acquiror Subsidiary Organizations. Acquiror Bank is an Iowa state chartered bank duly organized, validly existing and in good standing under the laws of the state of Iowa. Each Subsidiary of the Acquiror is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Acquiror. Each Subsidiary of the Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due.

Section 4.3 Authorization; Enforceability. Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Stock and Asset Purchase, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the Iowa Division of Banking and approval of such applications, filings and notices; (c) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (d) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5 Acquiror Capitalization.

(a) The authorized capital stock of Acquiror currently consists exclusively of: (i) 20,000,000 shares of Acquiror Common Stock, of which, as of March 31, 2017 (the “Acquiror Capitalization Date”), 13,161,219 shares were issued and outstanding; and (ii) 250,000 shares of Acquiror’s preferred stock, $1.00 par value per share (the “Acquiror Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common

Stock to be issued pursuant to the Stock and Asset Purchase will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. Acquiror’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NASDAQ Global Market and Acquiror satisfies all of the quantitative maintenance criteria of the NASDAQ Global Market.

(b) As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 528,362 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Benefit Plans; and (ii) 46,496 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Benefit Plans.

Section 4.6 Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to the Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof, RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.

(c) Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2015, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(d) To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2015 that would result in a determination that any of its banking Subsidiaries is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 4.7 Properties. The Acquiror and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Acquiror Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Acquiror Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Acquiror Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by Acquiror Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Acquiror or Acquiror Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Acquiror or any of the Acquiror’s Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Acquiror or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement. The Acquiror and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Acquiror, the lessor. To the Knowledge of the Acquiror, all buildings and structures owned by the Acquiror and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.8 Loans; Loan Loss Reserve.

(a) Each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Acquiror Loans”) reflected as an asset on any of the Acquiror Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Acquiror, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b) All Acquiror Loans originated or purchased by Acquiror Bank were made or purchased in accordance with the policies of the board of directors of Acquiror Bank and in the Ordinary Course of Business of Acquiror Bank. Acquiror Bank’s interest in all Acquiror Loans is free and clear of any security interest, lien, encumbrance or other charge, and, Acquiror Bank has complied in all material respects with all Legal Requirements relating to such Acquiror Loans, except where the failure to so comply would not have a Material Adverse Effect on the Acquiror. There has been no default on, or forgiveness or waiver of, in whole or in part, any Acquiror Loan made to an executive officer or director of the Acquiror or Acquiror Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c) Acquiror Bank’s allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank’s continuing review and evaluation of the portfolio of Acquiror Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank’s internal policies, and, in the judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off in whole or in part, on outstanding Acquiror Loans.

Section 4.9 Taxes. Acquiror and each of its Subsidiaries has duly filed all material Tax Returns required to be filed by it on or before the Closing Date, and each such Tax Return filed is complete and accurate in all material respects. Acquiror and each of its Subsidiaries has paid, or made adequate provision for the payment of, all material Taxes due and payable by Acquiror and its Subsidiaries, and is not delinquent in the payment of any material Tax, except in each case such Taxes as are being contested in good faith and as to which adequate reserves have been provided. To the Knowledge of Acquiror, (i) there is no claim or assessment pending against Acquiror or its Subsidiaries for any material Taxes owed by it, and (ii) no audit, examination or investigation related to material Taxes paid or payable by Acquiror and its Subsidiaries is presently being conducted by any Regulatory Authority. To the Knowledge of the Acquiror, the Acquiror and each of its Subsidiaries has not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations which is a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

Section 4.10 Employee Benefits.

(a) Each Acquiror Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Acquiror and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Acquiror’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Acquiror Benefit Plan or the tax-exempt status of any related trust.

(b) Each Acquiror Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(c) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Acquiror’s Knowledge, threatened by, on behalf of, or against any Acquiror Benefit Plan or against the administrators or trustees or other fiduciaries of any Acquiror Benefit Plan that alleges a violation of applicable state or federal law or violation of any Acquiror Benefit Plan document or related agreement.

(d) No Acquiror Benefit Plan fiduciary or any other person has, or has had, any liability to any Acquiror Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Acquiror Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Acquiror’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Acquiror Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(e) No event has occurred, or to the Acquiror’s Knowledge, circumstance exists that could result in a material increase in premium costs of Acquiror Benefit Plans or a material increase in benefit costs of such Acquiror Benefit Plans that are self-insured as compared to the Acquiror’s fiscal year ended December 31, 2016.

(f) Neither the Acquiror nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Acquiror Benefit Plans.

Section 4.11 Compliance with Legal Requirements. Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2015, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2015, any notice or other communication (whether oral or written) from any Regulatory

Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.12 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Acquiror or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Acquiror, threat thereof, by or with respect to any employees of the Acquiror or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Acquiror, threatened, involving employees of the Acquiror or any of its Subsidiaries. Neither the Acquiror nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Acquiror and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Acquiror or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Acquiror or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Acquiror, threatened with respect to the Acquiror or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither the Acquiror nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Acquiror, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Acquiror or any of its Subsidiaries and, to the Knowledge of the Acquiror, no such investigation is in progress.

Section 4.13 Legal Proceedings; Orders.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

(b) Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, none of the foregoing has been threatened by any Regulatory Authority.

Section 4.14 Absence of Certain Changes and Events. Since December 31, 2016, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 4.15 Insurance. The Acquiror and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Acquiror reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Acquiror and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Acquiror and its Subsidiaries, the Acquiror or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 4.16 Compliance with Environmental Laws. There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Acquiror or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Acquiror, threatened, nor to the Knowledge of the Acquiror, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Acquiror or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Acquiror or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Acquiror, neither the Acquiror nor any of its Subsidiaries is the owner of any interest in real estate, other than OREO, on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Acquiror. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquiror, the Acquiror and each Subsidiary of the Acquiror has complied in all material respects with all Environmental Laws applicable to it and its business operations

Section 4.17 Brokerage Commissions. Except for fees payable to Piper Jaffray & Co. pursuant to an engagement letter that has been Previously Disclosed, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.18 Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The most recent CRA rating of each banking Subsidiary of Acquiror was “satisfactory” or better.

Section 4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.

ARTICLE 5

THE COMPANY’S COVENANTS

Section 5.1 Access and Investigation.

(a) Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be reasonably necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem reasonably necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c) The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.11).

(d) All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Joint Confidentiality Agreement dated as of May 10, 2017, between Acquiror and the Company (the “Confidentiality Agreement”).

Section 5.2 Operation of the Company and Company Subsidiaries.

(a) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

(i) other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock or the common stock of its Subsidiaries or any security convertible into Company Common Stock or the common stock of its Subsidiaries; (B) permit any additional shares of Company Common Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Common Stock;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock outside of past practice (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or as contemplated by Section 7.11); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock or the common stock of its Subsidiaries (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under Company Benefit Plans);

(iii) amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv) enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(v) (A) enter into any new credit or new lending relationships greater than $1.0 million that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(vi) fail to maintain an allowance for loan and lease losses in a manner consistent with the Bank’s internal policies which is not adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off in whole or in part, on Company Loans and leases outstanding (including accrued interest receivable);

(vii) fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

(viii) sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its or its Subsidiaries’ assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

(ix) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Stock and Asset Purchase or the other Contemplated Transactions will be more difficult to obtain;

(x) amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

(xi) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xii) except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiii) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xiv) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xv) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xvi) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xvii) make or change any material Tax elections, change or consent to any material change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to an amount of Taxes, surrender any right to claim a refund for an amount of material Taxes, or file any amended material Tax Return;

(xviii) hire any employee with an annual salary in excess of $25,000; or

(xix) agree to take, make any commitment to take, or adopt any resolutions of the Company Board or allow the board of any Subsidiary to take or adopt any resolutions in support of, any of the actions prohibited by this Section 5.2(b).

(c) For purposes of Section 5.2(b), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b) and has provided Acquiror with information sufficient for Acquiror to make a reasonably informed decision with respect to such request, and Acquiror has failed to respond to such request within two (2) Business Days after Acquiror’s receipt of such request.

Section 5.3 Notice of Changes. The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9.

Section 5.4 Stockholders’ Meeting. Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the IBCA, Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company and Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the IBCA, including by recommending that its stockholders vote in favor of this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or modify in a manner adverse to Acquiror or the ability of either party to consummate the Stock and Asset Purchase (or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Acquiror or the ability of either party to consummate the Stock and Asset Purchase) the Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Stock and Asset Purchase (a “Company Adverse Recommendation”). Notwithstanding the foregoing or any other provision in this Agreement to the contrary, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith that the failure to make a Company Adverse Recommendation is reasonably likely to result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation.

Section 5.5 Information Provided to Acquiror. The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.6 Operating Functions. The Company and the Bank shall reasonably cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that Acquiror is the owner of all insurance accounts after the Effective Time and that Acquiror is the agent of record for all policies relating to such insurance accounts after the Effective Time.

Section 5.7 Title to Real Estate.

(a) As soon as practical after the date hereof, but in any event no later than sixty (60) days after the date hereof, the Company shall obtain and deliver to Acquiror, with respect to all interests in real property owned by its Subsidiaries, other than property carried as OREO, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company selected by Acquiror, showing fee simple title in a Subsidiary in such real property with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Exceptions. The cost of obtaining any preliminary report of title discussed in this Section 5.7(a) shall be borne by the Company. With respect to the property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company’s Subsidiaries of such OREO property.

(b) At the Closing, the Company shall obtain at its own expense and deliver to Acquiror, with respect to all interests in real property owned by each of the Company’s Subsidiaries, an owner’s title insurance policy, or an irrevocable commitment to issue such a policy to Acquiror at no expense to Acquiror, dated as of the later of the Closing Date and the actual date of recording of the deed for such property, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to all interests in real property owned by the Company’s Subsidiaries, other than property carried as OREO, issued by a title insurance company selected by Acquiror, containing any endorsements reasonably required by Acquiror, insuring the fee simple estate of the Bank or another Subsidiary of the Company in such properties in the amount not less than the greater of (i) the appraised value of the property and (ii) the value at which the Company, the Bank or another Subsidiary of the Company currently carries the property on its books, subject only to the Permitted Exceptions.

Section 5.8 Surveys. Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require the Company to provide, at the Company’s expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by the Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 5.9 Environmental Investigation.

(a) Acquiror may, in its discretion, within forty-five (45) days after the date of this Agreement, require the Company to order, at the Acquiror’s expense, a Phase I environmental site assessment to be delivered only to Acquiror for each parcel of real property in which the Company or any of its Subsidiaries holds an interest (each a “Phase I Report”), conducted by an independent professional consultant reasonably acceptable to Acquiror to determine if any real property in which the Company or any of its Subsidiaries holds any interest contains or gives evidence of any adverse environmental condition or any violations of Environmental Laws on any such property. If a Phase I Report discloses any violations or adverse environmental conditions, or reports a reasonable suspicion thereof, then Acquiror may promptly obtain, at the Acquiror’s expense, a Phase II environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those violations or conditions in accordance with applicable Legal Requirements (each a “Phase II Report,” and collectively referred to with the associated Phase I Report, an “Environmental Report”). Acquiror shall have no duty to act upon any information produced by an Environmental Report for the benefit of the Company or any of its Subsidiaries or any other Person, but shall provide such information to the Company upon the Company’s request.

(b) Upon receipt of the estimate of the costs of all follow-up work to an Environmental Report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any adverse environmental condition or violation suspected, found to exist, or that would tend to be indicated by an Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.” If the aggregate Remediation Cost for the total parcels of property in which the Company or its Subsidiaries holds an interest exceeds $250,000, Acquiror may, at its sole option, terminate this Agreement; provided, however, that if the Remediation Cost is more than $250,000 and the Company or the Bank agree pay or accrue all of the Remediation Cost before the Effective Time, Acquiror shall not have the right to terminate this Agreement. If the aggregate Remediation Cost for the total parcels of property in which the Company or its Subsidiaries holds an interest is less than $250,000, Acquiror may not terminate this Agreement, and Company or the Bank will pay or accrue all of the Remediation Costs before the Effective Time. Any accrual of the Remediation Cost shall be accrued, on an after-tax basis, by the Company prior to Closing and reflected on the Closing Balance Sheet.

Section 5.10 Company Benefit Plans.

(a) Prior to the Effective Time, the Company will take all appropriate action in accordance with Treasury regulations Section 1.409A-3(j)(4)(ix)(B) to terminate and liquidate the Key Officers Change of Control Benefit Plan (the “Change of Control Plan”) and any other deferred compensation arrangement that would be aggregated with such plan pursuant to Treasury regulations Section 1.409A-1(c)(2); provided, however, that the Company shall enter into cancellation agreements, in form and substance acceptable to Acquiror, with each participant in the Change of Control Plan pursuant to which the parties will acknowledge and agree that (i) the restrictive covenants set forth in Section 8 of the Change of Control Plan shall continue to apply to each such participant for two years following his or her termination of employment with the Company, Acquiror or any Subsidiary of either and for the period of time specified in such plan, and (ii) the “smooth transition benefit” described in Section 13 of the Change of Control Plan shall be paid, if at all, only in accordance with the provisions of such Section 13. The Company shall provide Acquiror with a copy of resolutions duly adopted by the Company Board so terminating the Change of Control Plan and executed copies of each cancellation agreement.

(b) Prior to the Effective Time, the Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate the GB&T KSOP Plan (the “KSOP Plan”) effective as of no later than one (1) day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the KSOP Plan; (ii) for elective deferrals made pursuant to the KSOP Plan for the period prior to termination; and (iii) for employer matching contributions, if any, for the period prior to termination. The Company shall provide Acquiror with a copy of resolutions duly adopted by the Company Board so terminating the KSOP Plan.

(c) At the request of Acquiror, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan, provided however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.

(d) Except as set forth on Section 5.10(d) of the Company Disclosure Schedules, prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.

(e) Prior to the Effective Time, the Company will take all appropriate action to ensure that any accrued but unused paid time off has been properly accrued in accordance with GAAP and will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate the Long-Term Illness/Injury Account (“LTII”) policy effective as of no later than one (1) day prior to the Closing without liability to the Company, Acquiror or any affiliate of either. The Company shall provide Acquiror with a copy of resolutions duly adopted by the Company Board so terminating the LTII policy.

(f) Prior to the Effective Time, the Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate the Key Officer Incentive Plan (the “Incentive Plan”) effective as of no later than one (1) day prior to the Closing. Immediately prior to such termination, the Company will make all payments earned, as determined on a pro-rata basis and based on actual performance results as measured by reference to the performance metrics identified in the Incentive Plan, through the Closing Date (the “Pro-Rata Incentive Payments”). Prior to making any Pro-Rata Incentive Payments, the Company shall present to Acquiror a schedule of proposed Pro-Rata Incentive Payments along with the methodology used to calculate such proposed Pro-Rata Incentive Payments, and shall thereafter make such proposed Pro-Rata Incentive Payments only after Acquiror has approved and consented to such payments.

Section 5.11 Acquisition Proposals.

(a) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal.

(b) The Company will notify Acquiror, within two (2) Business Days following the Company’s receipt thereof, of any Acquisition Proposal (including the identity of the Person making such Acquisition Proposal), and will thereafter keep Acquiror apprised on a reasonably current basis of any related material developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal).

(c) The Company agrees that it and its Subsidiaries will not, and it will not permit its and its Subsidiaries’ respective officers, directors, agents, advisors and affiliates to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to any Acquisition Proposal (other than contacting a Person for the sole purpose of (1) seeking clarification of the terms and conditions of an Acquisition Proposal or inquiry related thereto or (2) informing a Person of the terms of this Agreement); provided that, notwithstanding the foregoing or any other provision in this Agreement to the contrary, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, the Company may: (i) furnish information or data with respect to it and its Subsidiaries to such Person making such Acquisition Proposal and its Representatives, pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to

Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; and (iii) solely if the Company Board has determined, after consultation with outside counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, terminate this Agreement pursuant to Section 11.1(h) in order to enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to Section 11.1(h) unless (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of the Company Board’s determination that such Acquisition Proposal constitutes a Superior Proposal, (y) during such five (5) Business-Day period, the Company negotiated with Acquiror, if Acquiror so desired, to make changes to this Agreement and the Contemplated Transactions so that such Acquisition Proposal would no longer constitute a Superior Proposal and (y) after the close of business on the last day of such five (5) Business-Day period, the Company Board, after consultation with outside counsel and after considering any changes to this Agreement and the Contemplated Transactions that were proposed in writing by Acquiror prior to the end of such five (5) Business Day Period, determines that such Acquisition Proposal continues to constitute a Superior Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company, the Company Board or any committee thereof from at any time taking and disclosing any information to the Company’s stockholders that the Company, the Company Board or any committee thereof reasonably believes is required to be disclosed by applicable Legal Requirements.

Section 5.12 Release of Security Interest. Prior to the Effective Time, the Company shall pay, in full, all principal and interest payments due on the Company’s outstanding secured line of credit from First National Bank of Muscatine, Muscatine, Iowa, and obtain the release of First National Bank of Muscatine’s security interest on the issued and outstanding shares of common stock of the Bank pledged to First National Bank of Muscatine in connection with such debt obligation.

Section 5.13 Tenant Estoppel Certificates. The Company shall use reasonable and diligent efforts to obtain and deliver to Acquiror an estoppel certificate signed by the Tenant under each of the Tenant Leases substantially in the form set forth on Exhibit C attached hereto (collectively, the “Tenant Estoppel Certificates”), and shall deliver to Acquiror copies of all executed estoppel certificates received from such Tenants.

ARTICLE 6

ACQUIROR’S COVENANTS

Section 6.1 Access and Investigation.

(a) Subject to any applicable Legal Requirement, Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Acquiror and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a) as shall be reasonably necessary for the purpose of determining the Acquiror’s continued compliance with the terms and conditions of this Agreement. No investigation by Company or any of its Representatives shall affect the representations and warranties made by the Acquiror in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to Company the disclosure of which, in the Acquiror’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) All information obtained by Acquiror in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.

Section 6.2 Operation of the Acquiror and Acquiror Subsidiaries. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Acquiror shall, and shall cause each of its Subsidiaries to: (a) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

Section 6.3 Notice of Changes. The Acquiror will give prompt notice to Company of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Acquiror; or (b) would cause or constitute a material breach of any of the Acquiror’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9.

Section 6.4 Information Provided to the Company. Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.5 Operating Functions. Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.

Section 6.6 Indemnification.

(a) From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company’s Subsidiaries or fiduciary of the Company’s Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company’s Subsidiaries as a director, officer, trustee, employee or agent of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, amounts paid in settlement, damages and liabilities relating to, arising from or incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including this Agreement or the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

(b) For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Acquiror shall acquire and maintain in effect the Company’s Subsidiaries’ current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s Subsidiaries’ directors’ and officers’ liability insurance policy for acts or omissions occurring prior to or at the Effective Time; provided, that in no event shall Acquiror be required to expend annually in the aggregate an amount in excess of 150% of the amount of the aggregate annual premiums paid by the Company and its Subsidiaries for the current policy term for such purpose and, if Acquiror is unable to maintain such policy (or substitute policy) as a result of this proviso, Acquiror shall obtain as much comparable insurance as is available and for as long a period of time as is available following the Effective Time by payment of such amount; provided further, that Acquiror may substitute therefor, or the Company or its Subsidiaries may purchase prior to the Effective Time, “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s and/or its Subsidiaries’ existing policies as of the date hereof.

(c) If Acquiror or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving entity or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.6.

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers, employees or other Persons insured thereunder, it being understood and agreed that the indemnification and other rights provided for in this Section 6.6 are not prior to or in substitution for any such claims under such policies.

(e) The provisions of this Section 6.6 are not exclusive of any other rights to indemnification, advancement of expenses, exculpation or insurance of any Indemnified Party, whether arising under any of the Company’s Subsidiaries’ organizational documents, applicable law, an indemnification agreement, a resolution of a board of directors or stockholders or otherwise, and such provisions shall survive consummation of the Stock and Asset Purchase and the Bank Merger. The provisions of this Section 6.6 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives, each of whom is an express third-party beneficiary hereof.

Section 6.7 Board Representation. Subject to any necessary approval by the appropriate Regulatory Authorities, Acquiror shall take all appropriate action, subject to and in accordance with the bylaws of Acquiror Bank, to appoint two individuals serving on the Company Board or the board of directors of the Bank and mutually agreeable to the parties to the board of directors of Acquiror Bank, after the effectiveness of the Bank Merger.

Section 6.8 Authorization and Reservation of Acquiror Common Stock. The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 6.9 Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Market prior to the Closing Date.

ARTICLE 7

COVENANTS OF ALL PARTIES

Section 7.1 Regulatory Approvals. Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible, but in no event more than forty-five (45) days after the date of this Agreement, prepare and file the appropriate regulatory applications to effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

Section 7.2 SEC Registration. As soon as practicable, but in no event more than sixty (60) days, following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Stock and Asset Purchase and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Stock and Asset Purchase for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal

Requirements, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Acquiror’s stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Stock and Asset Purchase and the Acquiror Stock Issuance.

Section 7.3 Publicity. Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

Section 7.4 Reasonable Best Efforts; Cooperation. Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, reasonably cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.5 Allocation of Purchase Price. The Purchase Price, the TruPS Assumption and, to the extent they constitute part of the amount realized on the Stock and Asset Purchase, any other liabilities assumed by Acquiror, shall be allocated among the assets of the Bank, the Realty Subsidiary, and all other Company assets transferred in the Stock and Asset Purchase for all purposes (including Tax and financial reporting) as shown on the allocation schedule prepared in accordance with Section 1060 of the Code and this Section 7.5 (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by the Company and delivered to Acquiror within sixty (60) days prior to the due date for the timely filing of IRS Form 8594 (Asset Acquisition Statement Under Section 1060). If Acquiror notifies the Company in writing that Acquiror objects to one or more items reflected in the Allocation Schedule, the Company and Acquiror shall negotiate in good faith to resolve such dispute; provided, however, that if the

Company and Acquiror are unable to resolve any dispute with respect to the Allocation Schedule within twenty (20) days following Acquiror’s notice, such dispute shall be resolved by a nationally recognized accounting firm selected by Acquiror and reasonably acceptable to the Company (the “Accounting Referee”). The fees and expenses of such Accounting Referee shall be borne 50% by the Company and 50% by Acquiror. Acquiror, the Company’s Subsidiaries and the Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustment to the Purchase Price pursuant to this Agreement herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 7.6 Tax Matters.

(a) Any Transfer Taxes imposed as a result of the Contemplated Transactions shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Acquiror when due, provided, however, if any penalties and interest are attributable to solely as a result of the actions or activities of only one of the parties, then such penalties and interest will be borne by party whose actions or activities resulted in such penalties and interest. The party required by law to do so by law to do so shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and, if required by applicable law, the other party shall, and shall cause their Affiliates to, join in the execution of any such Tax Return and other documentation. The parties shall cooperate in timely providing each other with such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, any Transfer Taxes.

(b) The Company, the Bank, the Realty Subsidiary and Acquiror agree and acknowledge that the sale of the Subsidiary Stock to Acquiror hereunder shall cause a termination of the Bank’s and Realty Subsidiary’s status as a QSub and result in the Bank and the Realty Subsidiary having two short taxable years for the 2017 calendar year: (i) one period commencing on January 1, 2017 and ending as of the end of the Closing Date (and after the deemed sale of assets resulting from the Company’s sale of the Subsidiary Stock) in which the Bank and the Realty Subsidiary shall be treated as QSubs and, as QSubs, the operations and assets of which shall be included in the federal and state income Tax Returns of Company (the “QSub Short-Year”), and (ii) the second period commencing on the start of the day immediately following the Closing Date for which the Bank and the Realty Subsidiary will be treated as C corporations. The Company, the Bank and the Realty Subsidiary and Acquiror further agree and acknowledge that the QSub Short-Year will include the activity from January 1, 2017 through the end of the Closing Date and will include each item of income gain, loss, and deduction attributable to the deemed sale of assets of the Bank and the Realty Subsidiary. The second period Tax Return will include the activity beginning with the day following the Closing Date through the end of the calendar tax year. All Taxes attributable to the Company’s QSub Short-Year shall be the responsibility of the Company, including all Taxes resulting from the TruPS Assumption and the deemed sale of the assets of the Bank and the Realty Company as a result of the Company’s sale of the Subsidiary Stock. Acquiror and the Company further agree that, except for any actions specifically contemplated or described in this Agreement: (I) Acquiror and its Subsidiaries shall take no actions outside the Ordinary Course of Business on the Closing Date but after the Closing that would be reasonably be expected to result in an increase in the taxable income of the Company for the QSub Short-Year and (II) if Acquiror or any of its Subsidiaries takes any such actions described in (I) that the items of income, gain, loss, deduction and credit with respect to such actions shall be allocated to the taxable period of the Bank and the Realty Subsidiary beginning after the Closing Date.

(c) The Company’s stockholders shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods (or portion thereof) that end on or before the Closing Date and that are required to be filed after the Closing Date, including Tax Returns that are for or include the QSub Short-Year. To the extent that such Tax Returns include the operations or business of the Bank and the Realty Subsidiary with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date, including Tax Returns that are for or include the QSub Short-Year (“Pre-Closing Tax Returns”), such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law) and without a change of any election or any accounting method. To the extent reasonably requested by the Acquiror, the Company’s stockholders shall provide copies of any such Pre-Closing Tax Return to the Acquiror at least 30 (thirty) days prior to the due date (including extensions) in the case of income Tax Returns and in such period of time prior to filing as the Company reasonably determines to be practicable in the case of all other Tax Returns for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). To the extent permitted by applicable law, the Company’s stockholders shall include any income, gain, loss, deduction or other tax items for such taxable periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by the Company’s stockholders for such taxable periods.

(d) Acquiror, the Company and the Company’s stockholders shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 7.6 or in connection with any audit or proceeding in respect of Taxes of the Company for any taxable periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related Tax work papers, carryforwards, and documents relating to ruling or other determinations by tax authorities. The Company’s stockholders and Acquiror shall retain all Tax Returns, schedules and Tax work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and Tax work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Company’s stockholders or Acquiror (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(e) Acquiror and the Company’s stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f) Other than the Contemplated Transactions, neither the Company nor the Company’s stockholders shall revoke the Company’s election to be taxed as an S corporation within the meaning of Section 1361 and Section 1362 of the Code and the Company will not, and will cause its Subsidiaries not to, revoke any of its Subsidiary’s election to be taxed as a QSub within the meaning of Section 1361(b)(3)(B) of the Code. Other than the Contemplated Transactions, none of the Company, its Subsidiaries or the Company’s stockholders shall take any action or allow any action that would cause the Company to no longer be treated as an S corporation or the Bank to no longer be treated as a QSub within the meaning of Section 1361 and Section 1362 of the Code.

(g) With the exception of customary commercial leases or contracts that are not primarily related to Taxes and the liabilities thereunder, any and all Tax sharing agreements or other similar agreements (whether written or not) with respect to or involving the Company shall be terminated as of the Closing Date. After the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(h) The Company’s stockholders shall not make an election under Section 338(h)(10) or Section 336(e) of the Code with respect to the Contemplated Transactions.

Section 7.7 Employees and Employee Benefits.

(a) All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).

(b) For the purpose of satisfying eligibility requirements and vesting periods, including for the number of paid-time-off days (but not for the purpose of other benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Subject to the provisions of Section 7.7(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Company employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Section 7.7(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Company employee eligible to receive severance benefits or any other payment triggered by the Stock and Asset Purchase under an employment, change in control, severance or other agreement (a “CIC Payment”) shall be entitled to participate in the severance policy described in this Section 7.7(d) or to otherwise receive severance benefits. Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.7(d).

(e) Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.7(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, if on or before the Closing Date if the Company has found not to be a valid S corporation, the Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

Section 7.8 Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Stock and Asset Purchase, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Stock and Asset Purchase and the transactions contemplated by this Agreement.

Section 7.9 Stockholder Litigation. Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

Section 7.10 Adjusted Tangible Equity. Within five (5) Business Days prior to the Closing Date, the Company shall have delivered to Acquiror a closing balance sheet for the Company as of the end of the month immediately preceding the Closing Date, prepared in conformity with past practices and policies of Company and its Subsidiaries and in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements. The closing balance sheet shall reflect tangible stockholders’ equity as adjusted to reflect the following adjustments, specification and changes: (i) the impact of the accumulated other comprehensive income shall be included; (ii) the after-tax impact of all Transaction Expenses shall be included; and (iii) the value of the Company’s remaining assets after giving effect to the Stock and Asset Purchase shall be excluded (the “Adjusted Tangible Equity”). For purposes of the calculation of the Adjusted Tangible Equity, “Transaction Expenses” shall include, without limitation, investment banking fees, legal fees, accounting fees, costs associated with mailing the Proxy Statement, any Environmental Costs as set forth in Section 5.9(b), costs associated with the termination of Company Material Contracts (with the exception of the data processing contracts, data processing de-conversion fees and any change-in-control agreements existing as of the date of this Agreement, all of which shall not be included in the adjustment). Acquiror shall have had an opportunity to review and comment on such estimated balance sheet. Such estimated closing balance sheet, as revised to reflect any comments agreed to by Company and Acquiror, is referred to as the “Closing Balance Sheet.” Each of the Company and Acquiror acknowledge that proceeds from the sales of Company Investment Securities will be retained in cash, cash equivalents, and securities no longer than three (3) months in duration.

Section 7.11 Exemption from Liability Under Section 16(b). Company and Acquiror agree that, in order to most effectively compensate and retain Company Insiders (defined below), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock into shares of Acquiror Common Stock in the Stock and Asset Purchase, and for that compensatory and retentive purposes agree to the provisions of this Section 7.11. Assuming Company delivers to Acquiror in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), the Board of Directors of Acquiror and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of Company Common Stock by the Company Insiders, and any acquisitions of Acquiror Common Stock, by any Company Insiders who, immediately following the Stock and Asset Purchase, will be officers or directors of the Acquiror subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

Section 7.12 Dividends. Notwithstanding anything to the contrary in this Agreement, the Company and Acquiror acknowledge that the Company, at its option and subject to the receipt of any necessary approvals from a Regulatory Authority, shall be permitted to pay a special dividend in an amount anticipated to be approximately equal to the Adjusted Tangible Equity in excess of Core Capital, as determined as of the day immediately preceding the Closing Date.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

Section 8.1 Accuracy of Representations and Warranties. For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in (a) Section 3.3, Section 3.5(a) and Section 3.6(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect) and (b) Section 3.11(a), Section 3.11(e), Section 3.11(f), Section 3.11(j) and Section 3.11(k) shall be true and correct in all respects. In addition to the foregoing, there shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

Section 8.2 Performance by the Company. The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except for the Company’s covenants and obligations in Section 7.5, which shall have been met in full.

Section 8.3 Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 8.4 No Proceedings, Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than any stockholder litigation addressed by Section 7.10, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock and Asset Purchase or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Stock and Asset Purchase.

Section 8.5 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall contain commitments, conditions, restrictions or understandings, whether contained in an approval letter or otherwise, which, individually or in the aggregate, would reasonably be expected by Acquiror Board to materially restrict or burden Acquiror or Acquiror Bank.

Section 8.6 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 8.7 Closing Deliveries. The Company shall have tendered for delivery all of the certificates, documents and other items set forth in Section 1.4.

Section 8.8 Stock Exchange Listing. Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Stock and Asset Purchase, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

Section 8.9 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. For purposes of this Section 9.1, the accuracy of the representations and warranties of Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 4.2 and Section 4.4(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Acquiror set forth in this Agreement (including the representations set forth in Section 4.2 and Section 4.4(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

Section 9.2 Performance by Acquiror. Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 9.3 Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 9.4 No Proceedings; No Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.10, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock and Asset Purchase or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Stock and Asset Purchase.

Section 9.5 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

Section 9.6 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.7 Closing Deliveries. Acquiror shall have tendered for delivery all of the certificates, documents and other items set forth in Section 1.5.

Section 9.8 Stock Exchange Listing. Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Stock and Asset Purchase, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

Section 9.9 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

ARTICLE 10

TERMINATION

Section 10.1 Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Stock and Asset Purchase by the stockholders of the Company or Acquiror:

(a) by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

(b) by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.11, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that breaches of the representations and warranties in Section 3.11(e) and Section 3.11(f) shall have no cure period; provided further, that such breach or failure is not a result of the failure by Acquiror to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;

(c) by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d) by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Company Stockholder Approval is not obtained following the Company Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(e) by Acquiror or the Company if the Effective Time shall not have occurred at or before February 28, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f) by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g) by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or Section 5.11;

(h) by the Company in accordance with Section 5.11(c);

(i) by Acquiror if the Company makes a Company Adverse Recommendation;

(j) by Acquiror pursuant to Section 5.9(b); and

(k) by Company, at any time during the five (5) Business Day period commencing on the Determination Date, if and only if both of the following conditions are satisfied: (i) the Acquiror Market Value as of the Determination Date is less than $36.08 per share; and (ii) (A) the number obtained by dividing (1) the Acquiror Market Value as of the Determination Date, by (2) $45.10, is less than (B) the number obtained by subtracting 0.20 from the number obtained by dividing (x) the Final Index Price, by (y) the Initial Index Price; provided, however, that if Company elects to exercise its termination right pursuant to this Section 10.1(k), it shall give written notice to Acquiror. Within five (5) Business Days following receipt of such notice, Acquiror may, at its sole option (the “Fill Option”), offer to increase the cash or stock portion of the Purchase Price by either the First Trigger Fill or the Second Trigger Fill. If Acquiror elects to exercise its Fill Option pursuant to this Section 10.1(k), it shall give prompt written notice to Company of such election and any references to “Purchase Price” in this Agreement shall thereafter be deemed to refer to the Purchase Price as adjusted pursuant to this Section 10.1(k). If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(k).

For purposes of this Section 10.1(k), the following terms shall have the following meanings:

“Acquiror Market Value” means, as of any specified date, the volume weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the NASDAQ Global Market for the ten (10) consecutive trading days immediately preceding such specified date.

“Determination Date” means the fifteenth (15th) Business Day prior to the scheduled Closing Date, as extended from time to time.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price” with respect to any company included in the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the Determination Date.

“First Trigger Fill” shall mean the Aggregate Share Amount multiplied by the difference between (i) $36.08 and (ii) the Acquiror Market Value on the Determination Date.

“Index” means the SNL U.S. Bank Index, or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL U.S. Bank Index.

“Initial Index Price” means the sum of the Initial Prices of each company comprising the Index.

“Initial Price” with respect to any company belonging to the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

“Second Trigger Fill” shall mean the Aggregate Share Amount multiplied by the difference between (i) the Second Trigger Price and (ii) the Acquiror Market Value on the Determination Date.

“Second Trigger Price” shall mean $45.10 multiplied by the number obtained by subtracting 0.1999 from the number obtained by dividing (i) the Final Index Price by (ii) the Initial Index Price.

Section 10.2 Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Stock and Asset Purchase pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 10 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement.

Section 10.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Stock and Asset Purchase and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Stock and Asset Purchase is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Stock and Asset Purchase (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Acquiror and the Company.

(b) If this Agreement is terminated by Acquiror pursuant to Section 10.1(b), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $1.0 million by wire transfer of immediately available funds to such account as Acquiror shall designate.

(c) If this Agreement is terminated by the Company pursuant to Section 10.1(c), then Acquiror shall pay to the Company, within ten (10) Business Days after such termination, the amount of $1.0 million by wire transfer of immediately available funds to such account as the Company shall designate.

(d) If this Agreement is terminated by the Company pursuant to Section 10.1(h) or by Acquiror pursuant to Section 10.1(g), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $1.3 million (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.

(e) If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been communicated directly to the Company’s stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) or Section 10.1(i) and (ii) within six (6) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(l), except that references in that Section to “15%” shall be replaced by “50%.”

(f) All payments made pursuant to this Section 10.3 shall constitute liquidated damages and except as provided in Section 10.2(b) in the case of fraud, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein. Further, neither the Company nor Acquiror shall be required to pay the Termination Fee on more than one occasion.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.3 Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.6, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4 Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of the Company’s stockholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:

QCR Holdings, Inc.

3551 Seventh Street

Moline, Illinois 61265

Telephone: (309) 743-7745

Attention:Todd A. Gipple (TGipple@qcrh.com)

with copies, which shall not constitute notice, to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Telephone: (312) 984-3100

Attention: Robert M. Fleetwood (robert.fleetwood@bfkn.com)

If to the Company, to:

Guaranty Bankshares, Ltd.

302 Third Avenue Southeast

Cedar Rapids, Iowa 52401

Telephone: (319) 286-6208

Attention: Chris Lindell (clindell@guaranty-bank.com)

with copies, which shall not constitute notice, to:

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Telephone: (214) 468-3395

Attention: Peter G. Weinstock (pweinstock@hunton.com)

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by facsimile, on the next Business Day.

Section 11.7 Entire Agreement. This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.9 Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

ARTICLE 12

DEFINITIONS

Section 12.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Acquiror Bank” means Cedar Rapids Bank and Trust Company, an Iowa state chartered bank headquartered in Cedar Rapids, Iowa, and a wholly-owned subsidiary of Acquiror.

(b) “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.

(c) “Acquiror Board” means the board of directors of Acquiror.

(d) “Acquiror Bylaws” means the Bylaws of QCR Holdings, Inc., as amended.

(e) “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

(f) “Acquiror Certificate of Incorporation” means the Certificate of Incorporation of QCR Holdings, Inc., as amended.

(g) “Acquiror Common Stock” means the common stock, $1.00 par value per share, of Acquiror.

(h) “Acquiror Common Stock Price” means the volume weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the NASDAQ Global Market for the ten (10) consecutive trading days ending five (5) days immediately preceding the Closing Date.

(i) “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

(j) “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2015.

(k) “Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.

(l) “Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in the Company or any of its Subsidiaries whose assets constitute more than 15% of the Company’s consolidated assets, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries whose assets constitute more than 15% of the Company’s consolidated assets, or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

(m) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(n) “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.

(o) “Business Day” means any day except Saturday, Sunday and any day on which banks in Cedar Rapids, Iowa, are authorized or required by law or other government action to close.

(p) “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder.

(q) “Company Articles of Incorporation” means the First Restated Articles of Incorporation of Guaranty Bankshares, Ltd.

(r) “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.

(s) “Company Board” means the board of directors of the Company.

(t) “Company Bylaws” means the Bylaws of Guaranty Bankshares, Ltd., as amended.

(u) “Company Common Stock” means the common stock, no par value per share, of the Company.

(v) “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(w) “Company Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of the Company, in accordance with the IBCA and Company Articles of Incorporation.

(x) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Stock and Asset Purchase; (ii) the TruPS Assumption; (iii) the Bank Merger, (iv) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (v) the Acquiror Stock Issuance.

(y) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(z) “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(aa) “CRA” means the Community Reinvestment Act, as amended.

(bb) “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.

(cc) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(dd) “DOL” means the U.S. Department of Labor.

(ee) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(ff) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(gg) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(hh) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ii) “FDIC” means the Federal Deposit Insurance Corporation.

(jj) “Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.

(kk) “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(ll) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(mm) “IBCA” means the Iowa Business Corporation Act, as amended.

(nn) “IRS” means the U.S. Internal Revenue Service.

(oo) “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.

(pp) “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.

(qq) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(rr) “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Stock and Asset Purchase and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(ss) “NASDAQ Rules” means the listing rules of the NASDAQ Global Market.

(tt) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(uu) “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

(vv) “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(ww) “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(xx) “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(yy) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(zz) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(aaa) “Proxy Statement” means a proxy statement prepared by the Company for use in connection with the Company Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.

(bbb) “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.

(ccc) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(ddd) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(eee) “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.

(fff) “SEC” means the Securities and Exchange Commission.

(ggg) “Securities Act” means the Securities Act of 1933, as amended.

(hhh) “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “15%” in the definition of Acquisition Proposal being treated as references to “50%” for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to the Company’s stockholders than the Stock and Asset Purchase and the other Contemplated Transactions, (i) after consulting with its financial advisor (which may be Sheshunoff & Co. or any nationally recognized investment banking firm), (ii)

after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein and (iii) after taking into account all legal (after consultation with outside counsel), financial (including the financing terms of any such proposal, if any), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.

(jjj) “Tax” means any tax (including any income tax, gross receipts tax, production tax, transfer tax, registration tax, profits tax, license tax, lease tax, service tax, service use tax, withholding tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property (real or personal) tax, real property gains tax, use tax, payroll tax, employment tax, unemployment tax, severance tax, environmental tax, stamp tax, occupation tax, premium tax, gift tax, windfall profits tax or estate tax), levy, assessment, tariff, duty (including any customs duties), deficiency assessment or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(kkk) “Tax Return” means any return (including any information return), report, declaration, claim for refund, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any Tax work papers, schedule or attachment thereto, and including any amendment thereof.

(lll) “Transfer Taxes” means (i) all transfer, documentary, sales, use, excise, value added, recording, registration, stamp and similar Taxes and fees imposed in connection with the Contemplated Transactions and (ii) all interest, penalties, fines and additional amounts imposed by any Regulatory Authority with respect to such amounts.

(mmm) “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.

(nnn) “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

(ooo) “U.S.” means the United States of America.

Section 12.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules”, respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify (A) any other section of the Agreement specifically referenced or cross-referenced and (B) other sections of the Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR: QCR HOLDINGS, INC.		COMPANY: GUARANTY BANKSHARES, LTD.

By:	/s/ Douglas M. Hultquist	By:	/s/ Robert D. Becker
Name:	Douglas M. Hultquist	Name:	Robert D. Becker
Title:	President and Chief Executive Officer	Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]